Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cue Biopharma, Inc. of our report dated March 31, 2025, relating to the consolidated financial statements of Cue Biopharma, Inc., appearing in the Annual Report on Form 10-K of Cue Biopharma, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Boston, Massachusetts

March 31, 2025